Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

JUNE 12, 2014

SEVENTY SEVEN ENERGY NAMES

CHIEF OPERATING OFFICER

OKLAHOMA CITY, June 12, 2014 – Chesapeake Oilfield Operating, L.L.C. (d/b/a Seventy Seven Energy) announced today that Karl Blanchard will join the company as Chief Operating Officer effective on the distribution date of the recently announced spin-off of Seventy Seven Energy from Chesapeake Energy Corporation. Mr. Blanchard most recently served as Vice President of Production Enhancement of Halliburton Company. From January 2011 to October 2012, he was Vice President of Cementing for Halliburton. Mr. Blanchard also served as Vice President of Testing and Subsea from October 2008 to December 2010 and President Director of PT Halliburton Indonesia from 2006-2008.

“Karl is a great addition to the existing management team at Seventy Seven Energy,” Chief Executive Officer Jerry Winchester said. “With his extensive background in the oilfield services industry, Karl is a perfect fit as we become a stand alone company.”

Mr. Blanchard began his career at Halliburton in 1981.Before serving as an executive at Halliburton, he held leadership positions in engineering, marketing, sales and operations, and has gained experience in mergers, acquisitions and divestitures.

Mr. Blanchard holds a Bachelor of Science degree in engineering from Texas A&M University, and is a member of the Society of Petroleum Engineers.

About Seventy Seven Energy

Seventy Seven Energy is a diversified oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. The Company’s primary services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal. The Company is headquartered in Oklahoma City, Oklahoma.

CONTACT Bob Jarvis 405-935-2572 bob.jarvis@77nrg.com	SEVENTY SEVEN ENERGY 777 NW 63rd St. Oklahoma City, OK 73116